EXHIBIT 10.3

SECOND AMENDMENT TO THE
WORTHINGTON INDUSTRIES, INC.
AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN

This Second Amendment (this “Second Amendment”) to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”) is adopted on June 26, 2013.

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors (the “Board”) of Worthington Industries, Inc. (the “Company”) may amend the Plan, with the approval of the shareholders of the Company, in order to increase the total number of common shares available for issuance under the Plan or to change the employees or class of employees eligible to participate in the Plan but without participant consent provided that the amendment does not impair the rights of a participant under an award granted under the Plan; and

WHEREAS, the Board desires to amend the Plan to increase the total number of common shares available for issuance under the Plan, to change the class of employees eligible to participate in the Plan, and to make other administrative changes to reflect current Company practices;

NOW, THEREFORE, the Board hereby amends the Plan, subject to and effective upon approval by the shareholders of the Company, as follows:

1.
The first and second paragraphs of Section 3(b) of the Plan are hereby deleted in their entirety and the following two paragraphs are substituted therefor:

The maximum number of Shares in respect of which Awards may be granted under the Plan, subject to adjustment as provided in Section 3(c) of the Plan, shall be 6,500,000.  Notwithstanding the foregoing, in no event shall more than 1,000,000 Shares be cumulatively available for Awards of Incentive Stock Options under the Plan and provided further that no Participant may be granted Awards in any one calendar year with respect to more than 200,000 Shares.

For the purpose of computing the total number of Shares available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Shares subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted.  Subject to the following sentence, (a) any Shares which are used as full or partial payment to Worthington by a Participant of the option price of Shares upon exercise of an Option shall again be available for Awards under the Plan; and (b) shares which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, expire unexercised, settled in cash or property other than Shares or exchanged for other Awards (to the extent of such forfeiture, termination or expiration of such Awards), or if the Shares subject thereto can otherwise no longer be issued.  The above notwithstanding, any Shares which are the subject of Options or of Stock Appreciation Rights granted on or after September 26, 2013, shall not again be available for Awards under the Plan, even if such Option or Stock Appreciation Right is forfeited, terminated, expires unexercised, settled in cash or property other than Shares or exchanged for another Award or the Shares subject to such Option or Stock Appreciation Right can otherwise no longer be issued.

2.	Section 3 of the Plan is hereby amended by adding the following subsection (d) to the end thereof:

(d)
Prohibition on Repricing.  Except for adjustments made pursuant to Section 3(c) of the Plan, in no event may the Committee, without obtaining shareholder approval:  (i) amend the terms of an outstanding Award to reduce the option price of an outstanding Option or the grant price of an outstanding Stock Appreciation Right; (ii) cancel an outstanding Option or Stock Appreciation Right in exchange for Options or Stock Appreciation Rights with an option price or grant price, as applicable, that is less than the option price or grant price of the original Option or Stock Appreciation Right; (iii) cancel an outstanding Option or Stock Appreciation Right with an option price or grant price, as applicable, which is above the current Fair Market Value of the Shares underlying the Option or Stock Appreciation Right in exchange for another Award, cash or other securities; (iv) take any other action that is treated as a “repricing” under generally accepted accounting principles; or (v) take any other action that has the effect of “repricing” an Award, as defined under the rules of the securities exchange or other recognized market or quotation system on which the Shares are then listed or traded.

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3.	Section 13(b) of the Plan is hereby deleted in its entirety and the following shall be substituted therefor:

(b)
Terms of Awards.  The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of 10 years from the date of its grant.

4.	Section 14 of the Plan is hereby amended by deleting the second sentence thereof in its entirety.

5.
Section 15(j) of the Plan is hereby deleted in its entirety and the following is substituted therefor:

(j)      “Company” shall mean Worthington and its subsidiaries, direct and indirect.  Subsidiaries of Worthington shall include (i) any entity of which Worthington owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, if the entity is a corporation, or of the capital or profits interests, if the entity is a partnership or another form of entity and (ii) any other entity in which Worthington has a 20% or greater direct or indirect equity interest and which is designated as a “Subsidiary” by the Committee for purposes of this Plan; provided, however, that with respect to any Award that is subject to Section 409A of the Code, “Company” shall mean Worthington and its subsidiaries with whom Worthington would be considered a single employer under Sections 414(b) and (c) of the Code, but modified as permitted by Treasury Regulation §1.409A-1(b)(5)(iii)(E)(1).

6.	The first sentence of Section 15(n) of the Plan is hereby deleted in its entirety and the following is substituted therefor: (n) “Employee” shall mean any common law employee of the Company

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed by the Company’s duly authorized officer on June 26, 2013.

WORTHINGTON INDUSTRIES, INC. By: /s/Dale T. Brinkman Name: Dale T. Brinkman Title: Vice President-Administration